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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


         Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934, as amended, or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.


                         Commission File Number: 0-22675


                               800-JR CIGAR, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                301 Route 10 East
                           Whippany, New Jersey 07941
                                 (973) 884-9555
           ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
           ----------------------------------------------------------
             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

              Rule 12g-4(a)(1)(i)  /x/         Rule 12h-3(b)(1)(ii) / /
              Rule 12g-4(a)(1)(ii) / /         Rule 12h-3(b)(2)(i)  / /
              Rule 12g-4(a)(2)(i)  / /         Rule 12h-3(b)(2)(ii) / /
              Rule 12g-4(a)(2)(ii) / /         Rule 15d-6           / /
              Rule 12h-3(b)(1)(i)  /x/


Approximate number of holders of record of Common Stock as of the certificate or notice date: One (1)


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, 800-JR CIGAR, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 4, 2000


                                  800-JR CIGAR, INC.

                                  By:      /s/ Lewis I. Rothman
                                      ------------------------------
                                      Name:  Lewis I. Rothman
                                      Title: Chief Executive Officer